UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2008

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Effective November 11, 2008, the Board of Directors of The Lubrizol Corporation appointed Phillip C. Widman a director of the Company. He was appointed to the class of directors that will be up for re-election by the shareholders at the 2009 Annual Meeting of Shareholders. Mr. Widman will serve on the Organization and Compensation Committee and the Audit Committee.

There is no arrangement pursuant to which Mr. Widman was selected as a director, and there are no related party transactions between The Lubrizol Corporation and Mr. Widman that are reportable under Item 404(a) of Regulation S-K.

Mr. Widman will participate in Lubrizol’s standard compensation arrangements and plans for non-employee directors described in The Lubrizol Corporation Proxy Statement dated March 19, 2008, including The Lubrizol Corporation Deferred Compensation Plan for Directors. As with all of Lubrizol’s non-employee directors, Lubrizol has entered into an indemnification agreement with Mr. Widman pursuant to which he is entitled to be indemnified to the maximum extent provided by Ohio law if he is, or is threatened to be made, a party to a proceeding by reason of his status as a director of Lubrizol.

On November 11, 2008, the Board of Directors approved an amendment to The Lubrizol Corporation 2005 Stock Incentive Plan under which Mr. Widman received a grant of 939 restricted stock units, which will vest on the date of the 2009 Annual Meeting of Shareholders. This represents a pro-rata amount of the restricted stock unit award to independent directors that automatically is made under this Plan each Annual Meeting of Shareholders.

A copy of the press release announcing Mr. Widman’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits. The following exhibit is furnished herewith:

99.1 Press release dated November 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: November 12, 2008
	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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